UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

Novo Integrated Sciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed by Novo Integrated Sciences, Inc. (the “Company”) in its Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 2, 2018, on December 26, 2017, the Company entered into a binding letter of intent (the “LOI”) with Brands International Corporation (“Brands”), pursuant to which the Company agreed to acquire 60% of the issued and outstanding shares of Brands in exchange for the arrangement of secured debt financing in the amount of CAD$2,350,000 (approximately $1,873,256 per the Bank of Canada posted exchange rate of 0.7977 on December 29, 2017) arranged or provided by the Company (the “Acquisition”). Upon completion of the Acquisition, the Company will own 60% of Brands’ issued and outstanding shares and Brands will be a partially-owned subsidiary of the Company. In connection with the Acquisition, the Company will enter into a shareholder agreement with Mark Rubinoff and a management agreement with Mark Rubinoff and DJ Robinoff. In addition, pursuant to the terms of the LOI, the Company agreed to provide Mark Rubinoff with a buyout structure for the remaining 40% of Brands’ shares with a trigger date of 24 months from the closing of the Acquisition.

The parties to the LOI agreed to proceed reasonably and in good faith toward negotiation and execution of a definitive acquisition agreement, and to use their commercially reasonable best efforts to obtain necessary board, stockholder and regulatory approvals and third party consents.

The LOI provided for a termination date of January 30, 2018.

On January 30, 2018, the Company and Brands executed a letter agreement (the “Letter Agreement”) that had the effect of amending the LOI to extend the termination date to March 20, 2018. The terms of the LOI otherwise remain in full force and effect.

The foregoing description of the Letter Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed, on September 30, 2013, Novo Healthnet Limited, a wholly owned subsidiary of the Company (“NHL”), issued five debentures totaling approximately $5,114,327 (CAD$6,402,512) at August 31, 2017 in connection with the acquisition of certain business assets. The holders of the debentures are current stockholders, officers and/or affiliates of the Company. The debentures are secured by all the assets of the Company, accrue interest at 8% per annum and were originally due on September 30, 2016. On December 2, 2017, the debenture holders agreed to extend the due date to September 30, 2019.

On December 5, 2017, the debenture holders, NHL and the Company signed a binding letter of intent to convert no less than 75% of the respective debenture value plus any interest or fees owed to the Company’s common stock and a per share price equal to the average price of the five trading days immediately preceding the date of conversion with a 10% premium added to the calculated per share price.

On January 31, 2018, each of the debenture holders entered into a debenture amendment with NHL and the Company pursuant to which (i) each debenture holder agreed to convert 75% of the amount owed, both principal and interest, under the respective debenture into shares of Company common stock in lieu of accepting a cash payment for 75% of the amount owed, both principal and interest, and (ii) NHL and the Company agreed to issue to each debenture holder shares of common stock at a Canadian-to-United States dollar exchange rate of 0.8111.

NHL and ALMC-ASAP Holdings Inc. (“ALMC”) are a party to that certain loan agreement dated as of January 19, 2016, as amended on November 23, 2016 (the “Loan Agreement”) totalling approximately $875,988 (CAD$1,080,000). On January 31, 2018, ALMC, NHL and the Company entered into an amendment to the Loan Agreement pursuant to which (i) ALMC agreed to convert 75% of the amount owed, both principal and interest, under the Loan Agreement into shares of Company common stock in lieu of accepting a cash payment for 75% of the amount owed, both principal and interest, and (ii) NHL and the Company agreed that the Company would issue to ALMC shares of the Company’s common stock at a Canadian-to-United States dollar exchange rate of 0.8111.

As a result, on January 31, 2018, the Company issued an aggregate of 12,452,346 shares of common stock to the debenture holders and ALMC.

As of January 31, 2018, following the issuance of the shares noted above upon partial conversion of the five debentures and the Loan Agreement, there were 214,673,710 shares of Company common stock issued and outstanding.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2018, Amanda Dalcourt resigned her position as Chief Executive Officer of NHL. Effective February 1, 2018, Ms. Dalcourt will serve as Executive Vice-President of Novo Healthnet Limited’s Eldercare and Long-Term Care divisions and of Novo Peak Health. Also, effective February 1, 2018, Pierre Dalcourt, the Company’s Chairman of the Board, was appointed as Novo Healthnet’s President.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement dated January 30, 2018 between the registrant and Brands International Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: February 5, 2018	By:	/s/ Christopher David
Christopher David
President